Exhibit 99.1
Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com
Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com
SYMETRA FINANCIAL REPORTS SECOND QUARTER 2011 RESULTS
BELLEVUE, Wash.—(July 27, 2011)—Symetra Financial Corp. (NYSE: SYA) today reported second quarter 2011 net income of $59.4 million, or $0.43 per diluted share. This compares with $35.8 million, or $0.26 per diluted share, in second quarter 2010.
Adjusted operating income1 was $49.8 million, or $0.36 per diluted share, in second quarter 2011, compared with $41.5 million, or $0.30 per diluted share, in the same period a year ago.

	Three Months Ended		Six Months Ended
Summary Financial Results	June 30		June 30
(In millions, except per share data)	2011	2010	2011	2010
Net Income	$59.4	$35.8	$114.3	$82.1
Per Diluted Share of Common Stock	$0.43	$0.26	$0.83	$0.61

Adjusted Operating Income	$49.8	$41.5	$94.9	$83.4
Per Diluted Share of Common Stock	$0.36	$0.30	$0.69	$0.62
“Symetra’s second quarter performance reflected solid operating results, bolstered by net gains in our investment portfolio,” said Tom Marra, Symetra president and chief executive officer. “Our Group loss ratio improved to target levels, Deferred Annuities account values hit a new record, and earnings in our Income Annuities segment increased on favorable mortality results. While Life earnings declined from year-ago levels, single premium life (SPL) sales accelerated for the fourth consecutive quarter.”
Second Quarter 2011 Summary
•	Group loss ratio improved to 62.4% from 67.6% in first quarter 2011 and 63.8% in second quarter 2010.
•	Deferred Annuities total account values grew to $10.9 billion; higher account values drove earnings increase over second quarter 2010.
•	Income Annuities results benefitted from mortality gains.
•	Life earnings, despite favorable individual claims experience, declined on lower BOLI return on assets and higher administrative expenses versus second quarter 2010.
•	Investment portfolio generated net realized investment gains of $14.1 million, compared with net losses of $10.0 million in second quarter 2010.

On the product development front, Symetra achieved several milestones during second quarter 2011. The company rolled out an updated SPL product, launched the Symetra Edge Pro fixed indexed annuity, and appointed a new product leader to continue building out its group life business.
On July 1, 2011, Symetra acquired the renewal rights for medical stop-loss policies issued by American United Life Insurance Company (AUL) in a deal valued at $26 million. “This transaction supports our capital deployment strategy to invest in smart growth opportunities in our core lines of business,” said Marra. “As we transition AUL customers to Symetra, we look forward to achieving greater operating efficiencies over time and strengthening our leadership position in the stop-loss industry.”
Symetra also recently announced new sales and product leadership to expand individual life distribution with brokerage general agencies and independent life professionals, and to develop new registered investment products, focusing initially on lower-cost variable annuities that do not offer living benefit guarantees.
“With these additional pieces in place, we can build on the momentum of our ‘Grow and Diversify’ strategy,” Marra said.
BUSINESS SEGMENT RESULTS

	Three Months Ended		Six Months Ended
Segment Pretax Adjusted Operating Income (Loss)	June 30		June 30
(In millions)	2011	2010	2011	2010
Group	$19.0	$18.2	$32.8	$33.9

Deferred Annuities	23.0	20.6	46.2	37.9

Income Annuities	12.6	6.4	21.5	12.8

Life	17.4	19.0	34.3	42.3

Other	(2.4)	(5.0)	(3.8)	(8.9)

Subtotal	$69.6	$59.2	$131.0	$118.0

Less: Income Taxes*	19.8	17.7	36.1	34.6

Adjusted Operating Income	$49.8	$41.5	$94.9	$83.4

* Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net realized and unrealized investment gains (losses) on fixed indexed annuity (FIA) options at the U.S. federal income tax rate of 35%.
Group Division
The Group segment, which consists of medical stop-loss insurance, limited benefit medical, and group life and disability income insurance, reported second quarter 2011 pretax adjusted operating income of $19.0 million, compared with $18.2 million in second quarter 2010. Operating income increased over year-ago levels as a result of premium growth and an improved loss ratio, partially offset by higher administrative expenses, including those related to the expansion of Symetra’s group life and disability income insurance business.

Group’s loss ratio was 62.4% for second quarter 2011, compared with 63.8% in second quarter 2010. This result brought the year-to-date Group loss ratio back within the company’s long-term target range of 63%—65%.
Group sales in second quarter 2011 were $23.4 million, up from $20.6 million in second quarter 2010. Driving the improvement were medical stop-loss sales, which were $4.2 million higher in second quarter 2010.
Retirement Division
The Deferred Annuities segment, which includes fixed and variable deferred annuities, generated $23.0 million in pretax adjusted operating income in second quarter 2011, compared with $20.6 million in second quarter 2010. Solid interest spreads on significantly higher account values contributed to the increase in earnings. Total account values were a record $10.9 billion at June 30, 2011, up from $9.3 billion at the end of the same quarter in 2010. Fixed account values topped the $10 billion mark in second quarter 2011, another company record.
Sales of deferred annuities (predominately fixed annuities) were $446.5 million in second quarter 2011, compared with particularly strong sales of $623.9 million in second quarter 2010. Continued low interest rates affected fixed annuity sales.
The Income Annuities segment, which includes single premium immediate annuities (SPIAs) and structured settlements, produced pretax adjusted operating income of $12.6 million in second quarter 2011, compared with $6.4 million in second quarter 2010. Second quarter results were driven by mortality gains of $4.9 million, compared with mortality losses of $1.8 million in second quarter 2010.
Income Annuities sales were $38.7 million in second quarter 2011, compared with sales of $67.8 million in second quarter 2010. Lower sales were expected given the low interest rate environment and the company’s corresponding shift in focus to shorter-duration products.
Life Division
The Life segment, which includes term life, universal life and bank-owned life insurance (BOLI), reported pretax adjusted operating income of $17.4 million in second quarter 2011, compared with $19.0 million in the same quarter of 2010. Lower BOLI return on assets (ROA) and higher administrative expenses led to the earnings decline. However, individual life claims experience was more favorable than expected and better than second quarter 2010 results.
Life sales were $2.9 million in second quarter 2011, up from $2.4 million in second quarter 2010. SPL sales increased $1.4 million over year-ago levels, marking the fourth quarter of sequential SPL sales improvement and a 31% increase over first quarter 2011 results. The SPL sales growth was driven by accelerated production by new bank partners. There were no BOLI sales in the second quarter of 2011 or 2010.
Other
The Other segment, which includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments, had a pretax adjusted operating loss of $2.4 million in second quarter 2011, compared with a pretax adjusted operating loss of $5.0 million in the same quarter a year ago. Second quarter 2011 results improved largely due to an overall increase in investment income.

Investment Portfolio
Net realized investment gains were $14.1 million in second quarter 2011, up from net losses of $10.0 million in second quarter 2010. The improvement primarily stemmed from portfolio gains from the sale of mortgage-backed securities. Impairment losses were $2.8 million in second quarter 2011, compared with impairment losses of $1.5 million in second quarter 2010.
Symetra’s equity portfolio posted net investment losses of $6.9 million in second quarter 2011, compared with net losses of $8.8 million in second quarter 2010. The company’s equity portfolio had negative returns of -2.4% in second quarter 2011, compared with the S&P 500 Total Return Index result of 0.1%.
Stockholders’ Equity
Total stockholders’ equity, or book value, as of June 30, 2011 was $2,647.3 million, or $19.25 per share, compared with $2,431.0 million, or $17.68 per share, as of March 31, 2011.
Adjusted book value per share, as converted,1 was $16.49 per share as of June 30, 2011, up from $16.11 per share as of March 31, 2011.
Symetra Life Insurance Company ended second quarter 2011 with an estimated risk-based capital (RBC) ratio of 466% and statutory capital and surplus, including asset valuation reserve (AVR), of $2,040.7 million.
2011 Earnings Guidance
Symetra affirmed its previous guidance for full-year 2011 adjusted operating income per share of $1.30 to $1.50. Some of the factors that could drive actual results toward the lower end, middle or upper end of the guidance range include: changes in the interest rate environment; Group loss ratio relative to long-term target; timing and success of product launches; amount of issuance and yields on commercial mortgage loans; returns on alternative investment portfolio; and achievement of target cash balances.
Additional Financial Information
This press release and the second quarter 2011 financial supplement are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.
Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s second quarter 2011 performance with investors and analysts on Thursday, July 28, 2011 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-713-4213. For international callers, dial 617-213-4865. The access code is 51460140. Participants may pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.
The conference call will be broadcast live on the Internet at http://investors.symetra.com and archived later in the day for replay. Those who wish to listen to the call by phone or via the Internet should dial in or go to Symetra’s website at least 15 minutes before the call to register and/or test the compatibility of their computer.

A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on July 28, 2011 by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The access code is 37018275. The replay will be available by phone until Aug. 4, 2011. To access a replay of the conference call over the Internet, visit http://investors.symetra.com.
Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see Symetra’s 2010 Annual Report on Form 10-K.
This press release may include non-GAAP financial measures entitled “adjusted operating income,” “adjusted operating income per diluted share,” “adjusted book value,” “adjusted book value, as converted” and “adjusted book value per share, as converted.” The company defines adjusted operating income as net income, excluding after-tax net investment gains (losses) and including after-tax net investment gains (losses) on fixed indexed annuity (FIA) options. Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding. Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI. Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from exercising the outstanding warrants. Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants.
Definition of Selected Operating Performance Measures
The company reports selected operating performance measures, which are commonly used in the insurance industry. These measures are described here:
Loss ratio — Represents policyholder benefits and claims incurred divided by premiums earned.
Sales — For the Group segment, sales represent annualized first-year premiums for new policies. For the Deferred Annuities and Income Annuities segments, sales represent deposits for new policies. For the Life segment, sales represent annualized first-year premiums for recurring premium products, and 10% of new deposits for BOLI and other single-premium products. All sales figures are net of first-year surrenders.
About Symetra Financial
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:
•	estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans; and

•	business and growth strategy, including prospective products, services and distribution partners.
These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:
•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the availability of capital and financing;

•	potential investment losses;

•	the effects of fluctuations in interest rates and a prolonged low interest rate environment;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products;

•	continued viability of certain products under various economic and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings downgrades;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the ability of the new executive leadership team to successfully implement business strategies;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

•	the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2010 Annual Report on Form 10-K.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Revenues
Premiums	$119.4	$115.5	$240.3	$234.5
Net investment income	312.2	297.1	622.2	584.0
Policy fees, contract charges and other	45.9	41.8	90.6	82.3
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(3.1)	(2.7)	(4.0)	(20.6)
Less: portion of losses recognized in other comprehensive income	0.3	1.2	0.3	9.4

Net impairment losses recognized in earnings	(2.8)	(1.5)	(3.7)	(11.2)
Other net realized investment gains (losses)	16.9	(8.5)	33.4	8.0

Total net realized investment gains (losses)	14.1	(10.0)	29.7	(3.2)

Total revenues	491.6	444.4	982.8	897.6

Benefits and expenses
Policyholder benefits and claims	83.7	83.3	176.0	169.5
Interest credited	225.1	221.5	453.4	440.0
Other underwriting and operating expenses	70.5	64.2	136.5	123.8
Interest expense	8.0	7.9	16.0	15.9
Amortization of deferred policy acquisition costs	20.0	17.0	40.1	32.4

Total benefits and expenses	407.3	393.9	822.0	781.6

Income from operations before income taxes	84.3	50.5	160.8	116.0

Provision (benefit) for income taxes
Current	31.1	17.4	42.3	27.3
Deferred	(6.2)	(2.7)	4.2	6.6

Total provision for income taxes	24.9	14.7	46.5	33.9

Net income	$59.4	$35.8	$114.3	$82.1

Net income per common share
Basic	$0.43	$0.26	$0.83	$0.61
Diluted	$0.43	$0.26	$0.83	$0.61

Weighted-average number of common shares outstanding
Basic	137.523	137.019	137.408	134.035
Diluted	137.532	137.038	137.417	134.056

Cash dividends declared per common share	$0.06	$0.05	$0.11	$0.05

Non-GAAP financial measures
Adjusted operating income	$49.8	$41.5	$94.9	$83.4

Reconciliation to net income
Net income	$59.4	$35.8	$114.3	$82.1
Less: Net realized investment gains (losses) (net of taxes)*	9.2	(6.6)	19.3	(2.1)
Add: Net investment losses on FIA options (net of taxes)**	(0.4)	(0.9)	(0.1)	(0.8)

Adjusted operating income	$49.8	$41.5	$94.9	$83.4

*Net realized investment gains (losses) are reported net of taxes of $4.9, $(3.4), $10.4 and $(1.1) for the three and six months ended June 30, 2011 and 2010, respectively.

**Net investment losses on FIA options are reported net of taxes of $(0.2), $(0.4), $0.0 and $(0.4) for the three and six months ended June 30, 2011 and 2010, respectively.

Symetra Financial Corporation Consolidated Balance Sheet Data (in millions, except per share data) (unaudited)

	June 30	December 31
	2011	2010
Assets
Total investments	$24,941.5	$23,500.2
Other assets	1,114.0	1,255.0
Separate account assets	887.3	881.7

Total assets	$26,942.8	$25,636.9

Liabilities and stockholders’ equity
Policyholder liabilities	$22,557.1	$21,591.5
Notes payable	449.1	449.0
Other liabilities	402.0	334.1
Separate account liabilities	887.3	881.7

Total liabilities	24,295.5	23,256.3

Common stock and additional paid-in capital	1,453.5	1,451.4
Retained earnings	595.9	496.7
Accumulated other comprehensive income, net of taxes	597.9	432.5

Total stockholders’ equity	2,647.3	2,380.6

Total liabilities and stockholders’ equity	$26,942.8	$25,636.9

Book value per share*	$19.25	$17.35

Non-GAAP financial measures
Adjusted book value	$2,049.4	$1,948.1

Reconciliation to stockholders’ equity
Total stockholders’ equity	$2,647.3	$2,380.6
Less: AOCI	597.9	432.5

Adjusted book value	2,049.4	1,948.1
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,267.5	$2,166.2

Adjusted book value per share, as converted**	$16.49	$15.79

*Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137.547 and 137.192 as of June 30, 2011 and December 31, 2010, respectively.

**Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137.547 and 137.192 as of June 30, 2011 and December 31, 2010, respectively.

Symetra Financial Corporation
Reconciliation of Segment Pretax Adjusted Operating Income, Operating Revenues and Operating ROAE
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Segment pretax adjusted operating income (loss)
Group	$19.0	$18.2	$32.8	$33.9
Deferred Annuities	23.0	20.6	46.2	37.9
Income Annuities	12.6	6.4	21.5	12.8
Life	17.4	19.0	34.3	42.3
Other	(2.4)	(5.0)	(3.8)	(8.9)

Subtotal	69.6	59.2	131.0	118.0
Add: Net realized investment gains (losses)	14.1	(10.0)	29.7	(3.2)
Less: Net investment losses on FIA options	(0.6)	(1.3)	(0.1)	(1.2)

Income from operations before income taxes	$84.3	$50.5	$160.8	$116.0

Reconciliation of revenues to operating revenues
Revenues	$491.6	$444.4	$982.8	$897.6
Less: Net realized investment gains (losses)	14.1	(10.0)	29.7	(3.2)
Add: Net investment losses on FIA options	(0.6)	(1.3)	(0.1)	(1.2)

Operating revenues	$476.9	$453.1	$953.0	$899.6

	Twelve Months Ended
	June 30
	2011	2010
ROE	9.3%	9.9%
Average stockholders’ equity*	$2,502.6	$1,598.4
Non-GAAP financial measures
Operating ROAE	9.6%	9.6%
Average adjusted book value**	$1,945.6	$1,598.8

*Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.

**Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.